August 27, 2008	DCP MIDSTREAM PARTNERS
	CONTACT:	Karen L. Taylor
	Phone:	303/633-2913

DCP MIDSTREAM PARTNERS ANNOUNCES NEW CHAIRMAN AND NEW CHIEF FINANCIAL OFFICER

DENVER - DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today announced the appointment of Thomas C. O’Connor as chairman of its board of directors, replacing Fred J. Fowler effective September 1, 2008. Mr. Fowler remains on the Partnership’s board of directors.

“We want to thank Fred for his leadership during a time of high growth at the Partnership,” said Mark Borer, president and chief executive officer. “During his tenure as chairman, we executed over $625 million of acquisitions and recently announced over $100 million of organic growth projects, net to the Partnership’s interest. Fred announced his intention to retire from Spectra Energy, a 50 percent owner of DCP Midstream, LLC, at the end of 2008. We welcome Tom as our new chairman, as he brings a wealth of industry knowledge and experience.”

Mr. O’Connor, 52, has served on the Partnership’s board of directors since Dec. 19, 2007. He had over 20 years experience in the natural gas industry with Duke Energy prior to joining DCP Midstream, LLC (DCP Midstream) in November 2007 as chairman of the board, president and CEO. Mr. O’Connor joined Duke Energy in 1987 where he served in a variety of positions in the company’s natural gas and pipeline operations units. After serving in a number of leadership positions with Duke Energy, he was named president and chief executive officer of Duke Energy Gas Transmission in 2002 and he was named group vice president of corporate strategy at Duke Energy in 2005. In 2006 he became group executive and chief operating officer of U.S. franchised electric and gas and later in 2006 was named group executive and president of commercial businesses at Duke Energy.

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“I am pleased to assume the position of chairman of the Partnership,” said Tom O’Connor. “In combination with my role as president, chief executive officer and chairman of DCP Midstream, the owner of the Partnership’s general partner, I am invested in the success of the Partnership. With our recently announced growth projects, we remain focused on delivering value to our unitholders.”

NEW CHIEF FINANCIAL OFFICER

The Partnership also announced the appointment of Angela A. Minas to the position of vice president and chief financial officer effective Sept. 8, 2008.

Minas will be responsible for providing strategic leadership for all financial, accounting and investor relations matters involving the Partnership. Minas brings a comprehensive background and understanding of master limited partnerships (MLP) from her most recent position as chief financial officer, chief accounting officer and treasurer for Constellation Energy Partners.

“We are very pleased to have Angela join our team,” said Mark Borer, president and CEO. “With her knowledge of the MLP space and energy markets, along with her broad financial experience, she will play a key role in the execution of our growth strategy. Angela has a proven track record and more than twenty years in the energy industry. As we continue to execute our growth strategy, Angela will play a crucial role in the design and execution of our financing plan.”

Minas was chief financial officer, chief accounting officer and treasurer for Constellation Energy Partners from September 2006 until her departure in March 2008. She also served as managing director of the commodities group, a business unit of Constellation Energy Group, Inc. (Constellation), beginning August 2006. Prior to joining Constellation, Minas held various positions with Science Applications International Corporation between 2002 and 2006, including senior vice president for commercial business services, senior vice president of global consulting and vice president of U.S. consulting. Prior to that, Minas was a partner with Arthur Andersen LLP’s oil and gas consulting practice from 1997 until her departure in 2002, having joined the firm in 1992. From 1986 to 1992, Minas was employed at the Sterling Group and Sterling Consulting Group, focusing on investment banking, leveraged buyouts and management consulting.

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A CPA, Minas has a B.A. and M.B.A. from Rice University.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

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